Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-167011 of our reports dated February 24, 2010, relating to the financial statements and financial statement schedule of Rayonier Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

July 28, 2010